Exhibit 99.1

Contact:

Sebastien Reyes

Director of InvestorRelations

U-Haul Holding Company

(602) 263-6601

Sebastien_Reyes@uhaul.com

U-Haul Holding Company Announces Increase to Quarterly Cash Dividend

RENO, Nev. (December 7, 2023)—U-Haul Holding Company (NYSE: UHAL, UHAL.B), parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, on December 6, 2023 declared a quarterly cash dividend of $0.05 per share on its Series N Non-Voting Common Stock (NYSE: UHAL.B). The dividend will be payable December 29, 2023 to holders of record on December 18, 2023.

The Company also adopted an amendment to its dividend policy that increases the Company’s quarterly cash dividend on its Series N Non-Voting Common Stock (NYSE: UHAL.B) from $0.04 to $0.05 per share. This is the fifth dividend issued under the Company’s dividend policy announced in October 2022.

About U-Haul Holding Company

U-Haul Holding Company is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

About U-Haul

Since 1945, U-Haul has been the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our patented Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 192,200 trucks, 138,500 trailers and 44,500 towing devices. U-Haul is the third largest self-storage operator in North America and offers 967,000 rentable storage units and 83.3 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading "Best for Vets" employer and was recently named one of the 15 Healthiest Workplaces in America.